Exhibit 4.6

DAYBREAK OIL AND GAS, INC.
2009 RESTRICTED STOCK AND RESTRICTED UNIT PLAN
RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) is made, effective as of the _____ day of _________, 2___ (the “Grant Date”), by and between Daybreak Oil and Gas, Inc. (the “Company”) and _______________ (the “Grantee”).

RECITALS:

WHEREAS, the Company has adopted the 2009 Daybreak Oil and Gas, Inc. Restricted Stock and Restricted Stock Unit Plan (the “Plan”) pursuant to which awards of restricted shares of Common Stock  of the Company  may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the award of restricted shares of Common Stock provided for herein (the “Restricted Stock Award”) to the Grantee in recognition of the Grantee’s services to the Company, such grant to be subject to the terms set forth herein.

NOW, THEREFORE, in consideration for the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
Grant of Restricted Stock Award.  Pursuant to Section 7 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, ____ shares of Common Stock in the capital of the Company (hereinafter called the “Restricted Stock”).

2.
Incorporation by Reference.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

3.
Restrictions.  Except as provided in the Plan or this Agreement, the restrictions on the Restricted Stock are that they will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Restricted Stock made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise, without the written consent of the Board.

4.	Vesting.

(a)
Except as otherwise provided herein, the restrictions described in Section 3 above will lapse with respect to 25% of the Restricted Stock on each of the first four anniversaries of the Grant Date (each such date a “Vesting Date”); provided, that, except as otherwise provided herein, the Grantee is then employed by the Company.  If the Grantee’s Continuous Service is terminated at any time prior to a Vesting Date, the unvested Restricted Stock shall terminate and be forfeited upon such cessation of service, unless otherwise provided in this Section 4.  Notwithstanding the foregoing, in accordance with Section 4(b) of the Plan, the Committee may elect to accelerate the vesting of all or any portion of the Restricted Stock Award.

(b)
Change in Control.  At a time determined by the Committee prior to a Change in Control, all restrictions on this Restricted Stock Award shall expire and the Restricted Stock shall automatically become vested and immediately nonforfeitable in full.

5.	Taxes.

(a)
Withholding.  The Grantee shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under this Restricted Stock Award, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of this Restricted Stock Award or any payment or transfer under this Restricted Stock Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.  The Grantee may satisfy this withholding liability by: (a) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Grantee having a Fair Market Value equal to such withholding liability or (b) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of the Restricted Stock Award a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

(b)
Section 83(b) of the Code.  If the Grantee properly elects, within thirty (30) days of the Grant Date, to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of the Restricted Stock as of the Grant Date pursuant to Section 83(b) of the Code, to the extent required by law, the Grantee shall pay to the Company, or make other arrangements satisfactory to the Committee to pay to the Company in the year of such grant, any federal, state or local taxes required to be withheld with respect to such shares.  If the Grantee fails to make such payments, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to such shares.

6.
Rights as Stockholder; Dividends.  The Grantee shall be the record owner of the Restricted Stock unless and until such shares of Common Stock are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company, including, without limitation, voting rights, if any, with respect to the Restricted Stock while the Restricted Stock is held in custody.

7.
Certificates.  Reasonably promptly following the Grant Date, the Company shall cause to be issued to the Grantee a certificate in respect of the Restricted Stock which shall bear the following (or a similar) legend in addition to any other legends that may be required under federal or state securities laws:

“TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE DAYBREAK OIL AND GAS, INC. 2009 RESTRICTED STOCK AND RESTRICTED STOCK UNIT PLAN AND A RESTRICTED STOCK AWARD AGREEMENT DATED AS OF [INSERT DATE] ENTERED INTO BETWEEN DAYBREAK OIL AND GAS, INC. AND THE REGISTERED OWNER.  A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF DAYBREAK OIL AND GAS, INC.”

Upon the expiration of the restrictions, the Company shall deliver to the Grantee (or his/her legal representative, beneficiary or heir, if applicable) a stock certificate for the shares of Common Stock that have not been forfeited free from legend except as otherwise required by applicable law.

8.
Compliance with Laws and Regulations. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed at the time of such issuance or transfer.

9.
No Right to Continuous Service.  Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Grantee’s Continuous Service at any time.

10.
Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

If to the Company:

Daybreak Oil and Gas, Inc.
601 West Main Suite 1012
Spokane, Washington 99201
Attention: Karol L. Adams
(509) 232-7674

If to the Grantee, at the Grantee’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

11.
Bound by Plan.  By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

12.
Beneficiary.  The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

13.
Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Grantee and the beneficiaries, executors and administrators, heirs and successors of the Grantee.

14.
Amendment of Restricted Stock Award.  Subject to Section 15 of this Agreement, the Committee at any time and from time to time may amend the terms of this Restricted Stock Award; provided, however, the Grantee’s rights under this Restricted Stock Award shall not be materially and adversely affected by any such amendment without the Grantee’s consent.

15.	Adjustments. This Restricted Stock Award is subject to adjustment pursuant to Section 12 of the Plan.

16.	Governing Law. This Agreement shall be governed by the laws of the State of Washington without regard to conflict of laws principles.

17.
Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review.  The resolution of such a dispute by the Committee shall be binding on the Company and the Grantee.

18.	Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

19.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

20.
Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date set forth below.

DAYBREAK OIL AND GAS, INC.

By:	/s/
Name:
Title:

GRANTEE

By:	/s/
Name:
Title: